Exhibit 10.25
COMMENCEMENT LETTER

Re:
Office Lease dated May 23, 2013 (the “Lease”), between Greenhouse Office Investors I, LLC, a Delaware limited liability company (“Landlord”) and URS Corporation, a Nevada corporation (“Tenant”) for the Premises, the Rentable Square Footage of which is approximately 135,727 located on floors 1, 3, 4, and 5 of the Building. Unless otherwise specified, all capitalized terms used herein shall have the same meaning as in the Lease.

Landlord and Tenant agree that:
Landlord has fully completed all Landlord Work required under the Terms of the Lease.
Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended. Landlord has no further obligation to perform any Landlord Work. Tenant acknowledges that both the Building and the Premises are satisfactory in all respects; subject to Landlord’s repair and maintenance obligations as set forth in the Lease and subject to Landlord’s express warranty obligations with respect to Landlord Work (including Base Building Condition) as set forth in the Lease.
The Commencement Date is July 1, 2014.
Base Rent and Additional Rent under the Lease, taking into account any abatements to which Tenant might be entitled under Section 3A of the Lease, begin on January 1, 2015.
The Expiration Date of the Lease is December 31, 2024, subject to extension to the last day of each properly exercised Renewal Option.

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED AS OF EXECUTED AS OF     January 30        , 2015.

TENANT:
URS CORPORATION, a Nevada corporation
By: /s/ Michael C. Isola
Name: Michael C. Isola
Title: Vice President

LANDLORD:
GREENHOUSE OFFICE INVESTORS I, LLC
a Delaware limited liability company

By: /s/ Preston Young
Name: Preston Young
Title: Authorized Signatory